SECOND AMENDMENT TO PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AGREEMENT (“Second Amendment”) is executed to be effective as of December 18, 2008, by and among Hallmark Financial Services, Inc., a Nevada corporation (“Purchaser”), Samuel M. Cangelosi, Donate A. Cangelosi and Donald E. Meyer (individually, a “Seller” and, collectively, the “Sellers”).

RECITALS:

A.           Purchaser and Sellers entered into a Purchase Agreement (the “Original Agreement”) dated as of November 9, 2005, with respect to the sale by Sellers to Purchaser of the TGA Stock (as defined in the Original Agreement) and the TGASRI Stock (as defined in the Original Agreement).

B.           The Original Agreement was previously amended by a First Amendment to Purchase Agreement executed by Purchaser and Sellers effective as of August 30, 2007.

B.           Purchaser and Sellers mutually desire to further amend the Original Agreement as provided herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.           Amendment of Section 1.2.  Section 1.2 of the Original Agreement is hereby amended and completely restated to read as follows:

Section 1.2    Purchase Price.

  The total consideration for the Shares (the “Total Purchase Price”) shall be an amount equal to $40,900,000.00, consisting of the sum of:

(a)           For the purchase of the TGA Stock, an aggregate amount equal to up to $40,700,000.00, consisting of an unconditional consideration of $36,700,000.00 (the “TGA Base Purchase Price”) plus additional contingent consideration of $4,000,000.00 (the “TGA Contingent Purchase Price”), as provided in Section 1.4 hereof (the TGA Base Purchase Price and TGA Contingent Purchase Price are collectively referred to herein as the “TGA Purchase Price”); plus,

(b)           For the purchase of the TGASRI Stock, an aggregate amount equal to $200,000.00  (the “TGASRI Purchase Price”).

2.           Amendment of Subsection 1.3(c).  Subsection 1.3(c) of the Original Agreement is hereby amended and completely restated to read as follows:

(c)           The TGA Contingent Purchase Price, if any, shall be payable by the Purchaser to the Sellers on or before January 31, 2009.  Such payment, if any, shall be by Purchaser’s checks or by wire transfers of immediately available funds to the bank account(s) set forth on a notice given to the Purchaser by the Sellers at least three (3) business days prior to the due date of the TGA Contingent Purchase Price.

3.           Amendment of Section 1.4.  Section 1.4 of the Original Agreement is hereby amended and completely restated to read as follows:

Section 1.4    TGA Contingent Purchase Price.  Payment of the TGA Contingent Purchase Price is conditioned on the Sellers’ compliance with the covenants contained in Section 5.9 hereof.

(a)           [Intentionally Deleted]

(b)           [Intentionally Deleted]

(c)           [Intentionally Deleted]

(d)           Notwithstanding the foregoing provisions of this Section 1.4, the TGA Contingent Purchase Price otherwise payable to the Sellers shall be reduced by such amount (not in excess of the TGA Contingent Purchase Price otherwise payable) as TGA shall have paid at the written instructions of the Sellers to employees of TGA as one-time incentive bonuses for the fiscal year ended December 31, 2008.

4.           Ratification.  The terms and provisions set forth in this Second Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Original Agreement.  Except as expressly modified and superseded by this Second Amendment, the terms and provisions of the Original Agreement are ratified and confirmed and shall continue in full force and effect.  Purchaser and Sellers agree that the Original Agreement, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with its terms.

5.           Purchaser Acknowledgment.  Purchaser acknowledges and agrees that Sellers have fully complied with the covenants contained in Section 5.9 of the Original Agreement and the TGA Contingent Purchase Price of $4,000,000 is fully earned and final as of the date hereof.

6.           Sellers’ Release.  Each Seller hereby releases, acquits and forever discharges Purchaser, its affiliates, subsidiaries and parents, and their respective shareholders, directors, officers, employees, attorneys, agents, successors, and assigns from any and all claims, obligations, liabilities, demands, actions, and causes of action of any kind or character whatsoever, known or unknown, foreseen or unforeseen, arising as a result of or in connection with the Original Agreement or the respective Seller’s employment by TGA (as defined in the Original Agreement) through the date hereof, other than the obligation of Purchaser to pay the TGA Contingent Purchaser Price.

7.           Counterparts.  This Second Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Second Amendment by signing any such counterpart.

IN WITNESS WHEREOF, each party has executed, or caused a duly authorized officer to execute, this Second Amendment to be effective as of the date first set forth above.

PURCHASER:	HALLMARK FINANCIAL SERVICES, INC.

	By:	/s/ Mark E. Schwarz
	Name:	Mark E.Schwarz
	Title:	ExecutiveChairman

SELLERS:	/s/ Samuel M.Cangelosi
Samuel M. Cangelosi

/s/ Donate A. Cangelosi
Donate A. Cangelosi

/s/ Donald E. Meyer
Donald E. Meyer